UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 4, 2007
Natural Health Trends Corp.
(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-26272	59-2705336

(Commission File Number)	(IRS Employer Identification No.)

2050 Diplomat Drive, Dallas, Texas	75234

(Address of Principal Executive Offices)	(Zip Code)
(972) 241-4080

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 4, 2007, Natural Health Trends Corp. (the “Company”) entered into a Stock and Warrant Purchase Agreement (U.S. Purchaser) with each of the following: Bradley Baker, Craig-Hallum Partners, George Broady, Gregory Olin, James Zavoral, John Flood, Kevin Harris, Raymond Xerri, Robert Evans and Wenge Yang.
Also on May 4, 2007, the Company entered into a Stock and Warrant Purchase Agreement (Non-U.S. Purchaser) with each of the following: Anthony Fierro, Cao Hui, Chief China Resources Ltd., Joanne Yan, Qian Xin Hui, Randal Matkaluk and Zhao Yan Tao.
Under the Stock and Warrant Purchase Agreements, the Company sold: (i) 1,759,307 shares (the “Shares”) of its Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at a purchase price of $1.70 per share, and (ii) warrants (the “Warrants”) representing the right to purchase 1,759,307 shares of its Common Stock, $0.001 per share (the “Common Stock”), at a purchase price of $0.00001 per underlying share. The gross proceeds from the sale of the Shares and the Warrants were approximately $3.0 million.
The Preferred Stock is initially convertible into an equivalent number of shares of Common Stock. The Preferred Stock accrues cash dividends at the rate of 7% per annum, payable upon declaration by the Company’s board of directors. The holders of Preferred Stock are generally entitled to vote together with the holders of Common Stock, provided that the holders of Preferred Stock will be entitled to separately select one candidate to be considered for nomination to the Company’s board of directors. When voting with the holders of Common Stock, the holders of Preferred Stock will vote as if converted at market value on the date of issuance of the Preferred Stock. The Preferred Stock has a liquidation preference equal to the original purchase price of the Preferred Stock plus any accrued but unpaid dividends. The Warrants are exercisable at any time during the period beginning November 4, 2007 (six months after their issuance) and ending May 4, 2013 (six years after their issuance). The exercise price for the Warrants varies from $3.80 to $5.00 per share, depending on the time of exercise. In connection with the financing, the Company agreed, subject to certain terms and conditions, to exercise its reasonable best efforts to register for resale under the Securities Act of 1933 (“Securities Act”) the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants.
An affiliate of Chief China Resources Ltd. acted as placement agent on behalf of the Company in connection with the conduct of the offering outside of the United States. As partial consideration for rendering such placement agency services, the Company issued to such affiliate a warrant covering 300,000 shares of Common Stock on substantially the same terms as those set forth in the Warrants. Mr. Ken Wang, a principal of Chief China Resources Ltd., will in accordance with the terms of the Stock and Warrant Purchase Agreements and subject to evaluation by the Company’s Nominating Committee, be the Preferred Stockholders’ initial candidate to be considered for nomination to the Company’s board of directors.
Item 3.02 Unregistered Sales of Equity Securities.
The disclosure set forth under Item 1.01 above is incorporated herein by this reference.
The sale of the Preferred Stock and Warrants was made to qualified U.S. purchasers in reliance on Regulation D under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. Neither the Preferred Stock nor the Warrants were registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state and foreign securities laws.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On May 4, 2007 the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations, Rights and Preferences of the Series A Convertible Preferred Stock of the Company. For a description of the specific rights and preferences of the Preferred Stock, see the relevant disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by this reference.
Item 8.01 Other Events.
On May 7, 2007, the Company issued a press release announcing the completion of the offering described in Item 1.01 above.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
3.1	Certificate of Designations, Rights and Preferences of the Series A Convertible Preferred Stock of the Company.

10.1	Form of Stock and Warrant Purchase Agreement (U.S. Purchaser) dated May 4, 2007 between the Company and certain Purchasers.

10.2	Form of Stock and Warrant Purchase Agreement (Non-U.S. Purchaser) dated May 4, 2007 between the Company and certain Purchasers.

10.3	Form of Warrant to Purchase Shares of Common Stock of the Company, dated May 4, 2007 and issued to certain Purchasers.

99.1	Press Release of the Company dated May 7, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 9, 2007

NATURAL HEALTH TRENDS CORP.

By:	/s/ Chris Sharng Chris Sharng President

EXHIBIT INDEX

Exhibit	Description
3.1	Certificate of Designations, Rights and Preferences of the Series A Convertible Preferred Stock of the Company.

10.1	Form of Stock and Warrant Purchase Agreement (U.S. Purchaser) dated May 4, 2007 between the Company and certain Purchasers.

10.2	Form of Stock and Warrant Purchase Agreement (Non-U.S. Purchaser) dated May 4, 2007 between the Company and certain Purchasers.

10.3	Form of Warrant to Purchase Shares of Common Stock of the Company, dated May 4, 2007 and issued to certain Purchasers.

99.1	Press Release of the Company dated May 7, 2007.